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                             CEDAR INCOME FUND, LTD.
                          44 South Bayles Avenue, #304
                         Port Washington, New York 11050

                                                     Contact: Leo S. Ullman
                                                              President
                                                              (516) 767-6492

FOR IMMEDIATE RELEASE:


CEDAR INCOME FUND, LTD. - ANNOUNCES COMPLETION OF PURCHASE OF NEWPORT PLAZA AND HALIFAX PLAZA SHOPPING CENTERS IN NEWPORT AND HALIFAX, PENNSYLVANIA

Port Washington, New York - February 6, 2003 - Cedar Income Fund, Ltd., a NASDAQ-listed real estate investment trust (the "Company"), today announced that partnerships controlled by wholly-owned affiliate(s) of the Company had completed, as per previously-reported agreements, the purchase of Newport Plaza, a 67,000 sq. ft. shopping center in Newport, Pennsylvania, and of Halifax Plaza, a 54,000 sq. ft. shopping center in Halifax, Pennsylvania. Each shopping center is anchored by a Giant supermarket. Other tenants at each property include McDonald's, Rite Aid drug stores, Pennsylvania Liquor Control Board retail stores and regional banks.

The aggregate purchase price for the two properties, including closing costs, was approximately $12.3 million. Financing in the amount of approximately $9.8 million has been provided by Citizens Bank of Pennsylvania. The sellers are affiliates of Caldwell Development Corp. of Wormleysburg, Pennsylvania. The parties to the transaction were represented by Cassidy & Pinkard/iCap and Fameco Real Estate Corp.

Cedar Income Fund, Ltd. is a real estate investment trust administered by Cedar Bay Realty Advisors, Inc., Port Washington, New York, with investments primarily in multi-tenant supermarket-anchored shopping centers in eastern Pennsylvania and southern New Jersey. Shares of Cedar Income Fund, Ltd. are traded on the NASDAQ (Small Cap) Stock Market under the symbol "CEDR".